Exhibit 99.1

Houghton Mifflin Harcourt Enters into Definitive Agreement to Divest Riverside Clinical and Standardized Testing Portfolio to Alpine Investors

BOSTON – Sept. 12, 2018 – Global learning company Houghton Mifflin Harcourt (HMH) (Nasdaq: HMHC) today announced that it has entered into a definitive agreement to divest its Riverside clinical and standardized testing (Riverside) portfolio to Alpine Investors, a private equity firm based in San Francisco, for a purchase price of $140 million. The divestiture will enable HMH to sharpen its focus on integrating best-in-class curriculum, embedded formative assessment and professional development to drive improved student outcomes.

Alpine will acquire the Riverside portfolio, which includes the well-regarded brands in the Woodcock-Johnson family, the Cognitive Abilities Test (CogAT), Iowa Assessments and the distribution of Battelle Developmental Inventory (BDI) amongst other assets. HMH will retain assessment solutions critical to effective differentiation of classroom instruction, including Reading Inventory, Math Inventory, Phonics Inventory and Reading Counts.

“HMH is committed to improving outcomes for students and teachers; we believe this divestiture will allow us to sharpen our focus on that goal,” said Jack Lynch, President and CEO, HMH. “The Riverside offerings have enduring legacies. We believe that the agreement with Alpine provides the best path forward regarding both HMH’s strategic focus and the long-term success of these products.”

As part of the agreement, certain HMH employees will join Alpine, a values-driven private equity firm focused on building enduring businesses and fostering exceptional leadership, including the portfolio’s senior leadership team, which brings decades of collective expertise in the clinical and standardized testing space.

Once the transition is complete, the business will be known as Riverside and will continue to operate from its current offices in Itasca, Ill. HMH and Alpine will work closely to provide a smooth transition both for employees and customers with a collective goal of having no service disruptions.

“This agreement supports HMH’s learning company vision, giving us additional capacity to focus on developing and delivering next generation K-12 classroom solutions rooted in learning science that seamlessly combine teacher support, data-driven instructional practices, intervention solutions and focused content architecture to accelerate growth for all learners,” added Lynch.

The Riverside clinical and standardized testing portfolio contributed approximately $80 million in billings to HMH in 2017. HMH expects total net cash proceeds of approximately $135 million which it plans to invest in its Extensions businesses, supporting its strategy to create integrated solutions and improve student outcomes.

HMH’s year-to-date results and full year guidance will be adjusted to reflect the sale by its third quarter earnings call.

Lazard Middle Market served as exclusive financial advisor to HMH and WilmerHale acted as HMH’s legal counsel.

Investor Call Information

HMH will host a conference call at 5 p.m. ET on Sept. 12 to discuss the transaction with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 4780479

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/m6/p/x6q6hpia

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq:HMHC) is a global learning company committed to delivering integrated solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

About Alpine Investors

Alpine Investors is a values-driven private equity firm with a mission to build enduring companies by working with, learning from and developing exceptional people. It specializes in majority buy-outs or corporate carve-outs of companies that are seeking management transition. Alpine invests primarily in business and consumer service technology companies. The firm has over $1.3 billion of assets under management, and its newest fund, Alpine Investors VI SBIC, LP, closed in June 2017. For more information, please visit www.alpine-investors.com.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including information regarding our intentions, beliefs or current expectations concerning, among other things, the expected impact of the transaction described above, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential business decisions. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including, but not limited to, any delays in receiving required regulatory approvals for the transaction or satisfying other closing conditions; changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; industry cycles and trends; conditions and/or changes in the publishing industry; and other factors discussed in our news releases, public statements and/or filings with the U.S. Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q, and a Form 8-K filed today. We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

Investors

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media

For Houghton Mifflin Harcourt

Bianca Olson

SVP, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

For Alpine Investors

Esther Jang

VP, Marketing

(415) 638-1113

ejang@alpine-investors.com.